EXHIBIT 10.1

                  Second Amendment to Stock Purchase Agreement

         This Second Amendment to Stock Purchase Agreement is entered into as of December 8, 2006 (the "Effective Date") by and among Optimal Golf Solutions, Inc. a Texas corporation (the "Company"); Darryl Cornish ("Cornish") and Charles Huston ("Huston") (collectively, Huston and Cornish are referred to as "Sellers"), and GPS Industries, Inc. a Nevada corporation (the "Purchaser") with reference to the following:

         A. Pursuant to the Stock Purchase Agreement dated as of November 19, 2004 (the "Purchase Agreement") among the parties hereto, Sellers sold to Purchaser all of the capital stock of the Company for cash and stock, as more fully described therein.

         B. Certain of the payment terms under the Purchase Agreement were modified pursuant to the First Amendment to Stock Purchase Agreement dated as of May 28, 2005 (the "First Amendment"). Defined Terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement, as amended by the First Amendment.

         C. Issues have arisen with respect to the interpretation of the certain provisions of the Purchase Agreement and the parties' compliance therewith, and the parties wish to clarify such provisions and set forth the obligations of the parties as of the date of this Amendment.

         NOW THEREFORE, it is agreed as follows:

                  1. Third Cash Payment.

                           1.1      Payment.  The parties agree that the Third
Cash Payment is $1,648,725 which shall be paid as follows:

                                    (a) $300,000 to be paid on December 7, 2006;

                                    (b) interest to be paid concurrently
with 1.1(a) and 1.1(c) on the Third Cash Payment of $1,648,725 during the period from August 22, 2006 until paid at New York prime plus 1%;

                                    (c) the difference between $1,348,725 and
the net proceeds received by Sellers from the sale of the First Stock Payment from August 22, 2006 through and including January 15, 2007 (the "Remaining Balance"), to be paid by the Purchaser on or before three business days from January 15, 2007.

                           1.2      Sale of Shares.  From the Effective Date,
Sellers shall sell at least 60% of the maximum number of shares that Sellers shall be permitted to sell under the terms of the Leakage Agreement unless advised to the contrary by the Purchaser because of compliance with applicable securities laws.

                  2. Second Stock Payment.

                           2.1      Second Stock Payment.  The parties agree
that the Second Stock Payment is 30,392,002 shares.

                           2.2      Issuance of Shares.  Upon execution of this
Agreement, the Purchaser shall issue instructions to its transfer agent to issue and deliver to the Sellers (as directed by Sellers) the Second Stock Payment. The parties agree that the Second Stock Payment shall, for purposes of this Agreement and Rule 144, be deemed issued on August 22, 2006. The Purchaser shall use its best efforts consistent with its obligations under the securities laws
(a) to keep the registration statement covering such shares effective during the Second Liquidation Period, or (b) if required, to file a post effective amendment thereto and seek to have such amendment declared effective as soon as possible.

                           2.3       Sale of Second Stock Payment.  Provided
that the resale of the shares constituting the Second Stock Payment are then covered by an effective registration statement, the Second Liquidation Period shall commence on the date of the payment of the Remaining Balance, and Sellers shall sell at least 60% of the amount permitted under the Leakage Agreement unless otherwise advised by the Purchaser because of securities law issues. In the event that by the June 15, 2007 there is no effective registration statement covering the resale of the Second Stock Payment, then at any time during the continuance of such event, Sellers, upon 30 days' notice, may elect to demand and receive the Fourth Cash Payment and, upon such payment, Sellers shall return any unsold shares. If the failure to so register has not been cured by the expiration of the notice period, the Purchaser shall pay the Fourth Cash Payment to Sellers by such expiration date. The Second Liquidation Period shall extend for 180 trading days from the commencement of the Period with such Period tolled for any period in which a registration statement is not effective covering the Second Stock Payment.

                  3. Satisfaction of Obligations. If prior to June 15, 2007 the Purchaser's Common Stock is listed on the American Stock Exchange or the NASDAQ Stock Market, the Purchaser shall pay to Sellers $400,000 or, at the Purchaser's option, issue to Sellers three-year warrants to purchase 4,000,000 shares of Purchaser's Common Stock at an exercise price per share of $.12 (subject to customary adjustments for stock splits, recapitalizations, reorganizations, etc.). Upon such payment or issuance, all obligations of the parties under the Purchase Agreement, as amended (except the obligations of the Purchaser to keep the registration statement effective and the obligations of the Sellers under the Leakage Agreement as modified herein) shall be satisfied and all security and covenants with respect to the Purchaser's obligations to Sellers shall be released/extinguished. If such listing does not occur by such date, the Purchaser's obligations shall continue. Purchaser shall use commercially reasonable efforts to have its common stock listed on AMEX or NASDAQ as soon as possible.

                  4. Effect of Purchase Agreement. Except as expressly set forth herein, the terms of the Purchase Agreement, as amended, shall remain in full force and effect and all notices of default are hereby withdrawn.



                  5. Amendment of License Agreement. The U.S. License Agreement appearing as Exhibit C to the Stock Purchase Agreement shall be amended in substantially the form of such exhibit.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of December 8, 2006.

                                                     GPS INDUSTRIES, INC.


                                             By:/s/ Robert S. Silzer
                                                ----------------------------
                                                Robert S. Silzer, Sr., President



                                             OPTIMAL GOLF SOLUTIONS, INC.


                                             By:






                                             Charles Huston




                                             Darryl Cornish